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                              MAGINET CORPORATION
                               405 TASMAN DRIVE
                          SUNNYVALE, CALIFORNIA 94089

                               February 7, 1997

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, NW
Washington, DC 20549

Attn:   Nancy Oremland, Esq.
        John Weitzel, Esq.
        Melanie Fowler, Esq.
        James M. Daley, Esq.

        RE: MAGINET CORPORATION REQUEST FOR WITHDRAWAL OF REGISTRATION STATEMENT
            ON FORM S-1 (FILE NO. 333-12185)

Ladies and Gentlemen:

      MagiNet Corporation (the "Registrant") hereby withdraws the Registrant's Registration Statement on Form S-1 (File No. 333-12185) initially filed with the Commission September 17, 1996, and subsequently amended on October 7, 1996, November 22, 1996, December 9, 1996 and December 17, 1996.

      Thank you for your attention to this matter.

                                           Sincerely,

                                           MAGINET CORPORATION

                                           /s/ James A. Barth
                                           ------------------------------------
                                           James A. Barth
                                           Executive Vice-President, Chief
                                           Financial Officer